EXHIBIT 10.11
Form of Restricted Stock Unit Award Agreement
DISTRIBUTION SOLUTIONS GROUP, INC. AWARD AGREEMENT

    This award agreement (this “Agreement”) is entered into this ____________,20__ by and between Distribution Solutions Group, Inc. (the “Company”) and _____________(the “Participant”).

    WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has selected the Participant to receive awards under the Distribution Solutions Group, Inc. Equity Compensation Plan, as amended and restated effective October 17, 2022 (as amended on November 10, 2022, and as the same may be further amended from time to time, the “Equity Compensation Plan”); and

    WHEREAS, the Participant wishes to accept those awards, subject to the terms and conditions of the Equity Compensation Plan and this Agreement;

    NOW, THEREFORE, the Company and the Participant hereby agree as follows:

1.The awards evidenced by this Agreement (the “Award”) are effective as of ____________1 (the “Grant Date”) and consist of _________________ Restricted Stock Units (“RSUs”) under the Equity Compensation Plan. Subject to Sections 2 – 5 of this Agreement, one-quarter (1/4) of the RSUs shall vest and become exercisable on ____________2 (“Initial Vesting Date”), and thereafter one-quarter (1/4) of the RSUs shall vest on each of the three subsequent anniversaries of the Initial Vesting Date (i.e., __________, ___________, __________) (each, a “Vesting Date”); provided, that the Participant remains continuously employed by the Company through such respective dates, except as otherwise provided in this Agreement.3 Upon the vesting of all or a portion of the Award, one share of Common Stock shall be distributed to the participant for each vested RSU; provided, that the Participant remains continuously employed by the Company through such respective distribution dates.

2.In the event of the termination of the Participant’s employment with the Company and all of its affiliates for any reason, including by voluntary resignation by the Participant, but other than a termination by the Company without Cause (as defined in Section 1.5 of the Equity Compensation Plan), or upon the Participant’s death or Disability (as defined in Section 1.11 of the Equity Compensation Plan), the unvested portions of the Award evidenced by this Agreement shall be immediately cancelled and forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement with respect to such cancelled and forfeited RSUs.

1 Insert date of Board approval of grant.
2 Insert date one year from Grant Date. Note that vesting terms may vary for each Participant or may default to plan terms.
3 Refer to corporate clawback policy if applicable.

3.In the event of the termination of the Participant’s employment with the Company and all of its affiliates by the Company without Cause, or upon the Participant’s death or Disability, except as otherwise provided herein:

(a)The Participant shall vest in the number of RSUs which would have vested had the Participant continued to provide Services to the Company through the next Vesting Date multiplied by a fraction, the numerator of which shall be the number of days between the Award Date (or the most recent Vesting Date, if the termination date occurs after the first Vesting Date) and the date the Participant’s Service was terminated and the denominator of which shall be 365.4

(b)After applying clause (a) above, any and all remaining unvested portions of the Award shall be cancelled as of the effective date of the termination of Service and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement with respect to such cancelled RSUs.

4.In the event of the termination of the Participant’s employment with the Company and all of its affiliates for Cause (as defined in Section 1.5 of the Equity Compensation Plan), then all vested (but only to the extent not settled), all unvested portions of the Award shall be immediately cancelled and forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement with respect to such cancelled and forfeited RSUs, and, to the extent applicable, the repayment provisions in Section 14.2 of the Equity Compensation Plan shall apply.

5.In the event of a Change in Control, the terms of Section 13.0 of the Equity Compensation Plan shall apply.5 For purposes of this provision, Change in Control shall have the meaning set forth in Section 1.6 of the Equity Compensation Plan, provided that in no event will a Change in Control occur if, following the consummation of a transaction, Luther King Capital Management Corporation or any of its affiliates remain the majority holder of the equity interests of the Company (or the successor entity to the Company in such transaction).
6.Each vesting of RSUs evidenced by this Agreement shall be subject to compliance with all applicable tax withholding requirements, in accordance with Article 15 of the Equity Compensation Plan, as applicable.
7.The RSUs under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”); and the terms and conditions of this Agreement shall be deemed automatically amended to the extent necessary to produce such compliance (in the manner
4 The terms of this subsection (a) are not required under the Equity Compensation Plan, but we understand that they have historically been included in some award agreements. If not desired, Section 3 may be deleted and Section 2 would be revised to apply to any termination of employment except for Cause.
5 Plan terms apply unless accelerated vesting of equity is required under an executive’s employment agreement.

determined by the Committee in its discretion), so that, to the extent practicable, neither the Company nor the Participant (nor any successor in interest) shall have at any time a right or power that would cause the compensation in question to become subject to the special tax consequences provided for by Section 409A. References in this Agreement to “termination of employment” and similar terms shall mean a “separation from service” within the meaning of Section 409A. Any payment subject to Section 409A that is to be made upon a “separation from service” on any date when the Participant is a “specified employee” as defined under Section 409A shall not be paid before the date that is six (6) months following the Participant’s “separation from service” or, if earlier, the Participant’s death.
8.All aspects of the Awards evidenced by this Agreement (including but not limited to vesting, valuation, payment and possible forfeiture) shall be governed by this Agreement and by the Equity Compensation Plan (each as interpreted by the Committee in its discretion), as applicable, copies of which plans have been provided to the Participant and are hereby acknowledged by the Participant, and the terms and conditions of which are incorporated into this Agreement by reference. Except as specifically provided herein, in the event of any inconsistency between this Agreement and the Equity Compensation Plan, the terms of the Equity Compensation Plan shall control.
9.Without limiting the scope of the other provisions of this Agreement, the Participant acknowledges and agrees that:
(a)If any cash payment or vesting of rights with respect to an Award evidenced by this Agreement would constitute an “excess parachute payment” for the purposes of Section 280G of the Internal Revenue Code then such payment or vesting shall be subject to reduction or other adjustment in accordance with the terms of the Equity Compensation Plan, the Agreement or the Participant’s employment agreement with the Company, or of any other agreement between the Participant and the Company which addresses the tax treatment of such a payment.
(b)The Committee may amend or terminate any or all of the provisions of the Equity Compensation Plan and any or all of the provisions this Agreement in accordance with Article 17 of the Equity Compensation Plan. The Committee shall make adjustments to the RSUs in accordance with Section 7.2 of the Equity Compensation Plan. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
(c)Any notices required or permitted under this Agreement or the Equity Compensation Plan will be delivered in accordance with the requirements of the applicable plan.
(d)The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)This Agreement supersedes and replaces any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, except for the employment agreement between the Participant and the Company.
(f)Notwithstanding anything in this Agreement to the contrary, the RSUs covered by this Agreement shall be subject to the Company’s Recovery of Funds Policy, as it may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.
(g)This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of laws rules. Any action or proceeding relating in any way to this Agreement must be brought and enforced in the federal or state courts in the State of Illinois, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding.
(h)The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.
(i)Participant acknowledges and consents to the collection, use, processing and transfer of personal Data (defined below) as described in this subsection. The Company and its affiliates hold certain personal information about the Participant, including Participant’s name, home address, personal telephone number, email address, date of birth, social security number or other employee identification number, salary, nationality, job title, information regarding shares of Common Stock held or equivalent benefits awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Equity Compensation Plan (“Data”). The Company and its affiliates may transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of Participant’s participation in the Equity Compensation Plan, and the Company and its affiliates may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Equity Compensation Plan. Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Equity Compensation Plan.

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the date set forth above.

[Participant]	DISTRIBUTION SOLUTIONS GROUP, INC. By Its: